Exhibit 99.1

JDSU Responds to Sandell Asset Management

Milpitas, CA, Nov. 17, 2014—JDSU (NASDAQ: JDSU) today issued the following statement in response to an open letter issued today by Sandell Asset Management Corporation (“Sandell”):

The JDSU Board of Directors and management team are committed to acting in the best interests of all shareholders and have a demonstrated record of taking decisive actions to achieve this important objective. The Board of Directors of JDSU urges shareholders not to be misled by Sandell’s latest public commentary and encourages shareholders to cast their votes in favor of all proposals and director nominees included in the proxy statement for the 2014 Annual Meeting of Stockholders to be held on December 5, 2014.

The JDSU Board and management team continually review the Company’s strategic priorities and opportunities. JDSU’s recently announced plan to separate into two publicly traded companies followed the Board’s detailed and comprehensive review of the company’s portfolio, business strategy and all other strategic alternatives, as well as shareholder feedback. JDSU has maintained strong engagement with its shareholders, including Sandell, and welcomes their views, especially towards the shared goal of enhancing shareholder value. As such, the Board is committed to open and transparent corporate governance practices. The portrayal of our practices set forth in the Sandell letter is inaccurate.

The JDSU Board and management team are confident that the separation will enhance the value of both companies by increasing the agility and focus of each business, reducing overall operating costs and improving the overall financial performance of both companies. The JDSU Board believes that pursuing an auction process for the sale of any business segment, as Sandell proposes, would be harmful to the business and not serve to maximize shareholder value. Consistent with the Board’s historical approach, the Board will continue to assess its strategy and consider opportunities for additional or greater shareholder value creation.

Goldman Sachs and Centerview Partners are serving as financial advisors to JDSU and DLA Piper is serving as legal counsel.

About JDSU

JDSU (NASDAQ: JDSU) innovates and collaborates with customers to build and operate the highest-performing and highest-value networks in the world. Our diverse technology portfolio also fights counterfeiting and enables high-powered commercial lasers for a range of applications. Learn more about JDSU at www.jdsu.com and follow us on JDSU Perspectives, Twitter, Facebook and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include the Company’s plans to separate the business into two publicly traded companies and the anticipated benefits, savings, and other impacts of the separation. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected including the requirement to obtain certain approvals, the ability to retain key employees, the ability to recognize anticipated cost savings, the ability of each company to function as a stand-alone entity, customer retention and financing risks. The Company also faces risks related to the operation of its existing business segments which are described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed August 26, 2014. Please refer to these filings for additional factors that could cause actual results to materially differ

JDSU News Release

from current expectations. The forward-looking statements included in this presentation are made only as of today’s date. The Company undertakes no obligation to update these statements.

Contact Information

Press: Jim Monroe, 240-404-1922, or jim.monroe@jdsu.com

Joele Frank, Wilkinson Brimmer Katcher

Matt Sherman, 212-355-4449

Jed Repko / Eric Brielmann, 415-869-3950

Investors: Bill Ong, 408-546-4521, or bill.ong@jdsu.com

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